Exhibit 10.11

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT (the “Amendment”) is entered into as of May 17, 2010 (the “Amendment Effective Date”) by and between The First Marblehead Corporation, a Delaware corporation (the “Corporation”), and Daniel Maxwell Meyers (the “Executive”) with regard to that certain Employment Agreement made as of August 18, 2008 by and between the Corporation and the Executive (the “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

WITNESSETH

WHEREAS, the Corporation and the Executive desire to amend certain terms of the Agreement as set forth herein.

NOW, THERFORE, in consideration of the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Executive hereby agree to amend certain provisions of the Agreement as follows:

1.             Section 3(a) of the Agreement is amended by deleting it in its entirety and substituting therefor the following:

“(a)         Base Salary.

(i)            Effective as of the Amendment Effective Date, and except as otherwise set forth in Section 3(a)(ii) or Section 3(a)(iii) hereof, the Corporation shall pay the Executive an annual base salary at the rate of Eight Hundred Thousand Dollars ($800,000) for all services rendered by the Executive under this Agreement.  Such base salary shall be paid to the Executive in periodic installments in accordance with the Corporation’s customary payroll practices.

(ii)           For the period beginning on the Commencement Date up to and through May 16, 2010, the Executive’s base salary was $1.00 per year (the “Original Base Salary”) and the Corporation accrued an amount at the rate of $1,000,000 per fiscal year, without interest (which amount was prorated for (1) the Corporation’s 2009 fiscal year to reflect the portion of such fiscal year that the Executive was employed by the Corporation and (2) the Corporation’s 2010 fiscal year to reflect the portion of such fiscal year that the Executive received the Original Base Salary) (the “Accrued Compensation”).  Subject to the next sentence of this Section (3)(a)(ii), the Accrued Compensation will be paid to the Executive on the earlier of (x) such date that the Compensation Committee, in its sole discretion, determines that all or a portion of such Accrued Compensation will be paid (provided that such payment may only be made if it would not be in violation of Section 409A (as defined below), or (y) at such time that that the Corporation first generates for a fiscal year (after taking into account accrual and payment of the Accrued Compensation) (A) positive cash flow from operations, and (B) profit from operations (the financial results set forth in subsections (A) and (B) are collectively referred to herein as the “Targeted Financial Results”), and will be considered earned by the Executive on the date that it is payable as provided herein.  Accrued Compensation paid to the Executive pursuant to Subsection 3(a)(ii)(y) above will be paid on the fifth business day following the date that the Corporation publicly announces its financial results for the fiscal year reflecting achievement of such Targeted Financial Results, provided that the Executive continues to be employed by the Corporation on such date.  Executive will be entitled to receive a base salary at the rate of $1,000,000 per fiscal year effective as of the first day of the fiscal year in which the Accrued Compensation is payable to the Executive pursuant to Section 3(a)(ii)(y) above, it being understood that such amount will be paid to the Executive in periodic installments in accordance with the Corporation’s customary payroll practices.

(iii)          The base salary in effect at any given time is referred to herein as the “Base Salary.”  Any additional changes to the Base Salary shall be reasonably acceptable to the Executive and the Compensation Committee.”

2.             Section 6(b)(ii) of the Agreement is amended by deleting the parenthetical phrase “(as defined in Section 6(d))” in its entirety and substituting therefor the following: “(determined as set forth in Section 6(c)).”

3.             Any reference in the Agreement to “your,” “Employee” or “Employees” shall refer to the Executive, except that in the last sentence of Section 8, the reference to “such Employee” shall be amended to “such employee.”

4.             Any reference in the Agreement to the “Letter Agreement” or “this letter” shall refer to the Agreement.

5.             Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

6.             This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed and delivered this First Amendment to the Employment Agreement as of the date first above written.

THE FIRST MARBLEHEAD CORPORATION

By:	/s/ William R. Berkley
William R. Berkley
Lead Director

/s/ Daniel Maxwell Meyers
Daniel Maxwell Meyers